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EXHIBIT 10.4

SECOND AMENDMENT TO
EMPLOYMENT AGREEMENT

        THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this "Amendment") is made and entered into effective February 19, 2002 by and between Caremark Rx, Inc., a Delaware corporation ("Employer") and Edward L. Hardin, Jr. ("Officer"). Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Employment Agreement between Employer and Officer dated July 1, 1998, as amended March 8, 2000 (as so amended, the "Employment Agreement").

        WHEREAS, Employer and Officer have agreed to amend the Employment Agreement as provided therein;

        NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and agreements contained in the Employment Agreement and this Amendment, the parties agree as follows:

        1.    Amendments.

          (a)  Paragraphs (1), (2), (3), (4), (5) and (6) of Section 7, each of which begins with an underlined heading, shall be renumbered (a), (b), (c), (d), (e) and (f), respectively.

          (b)  The first paragraph of Section 7(f), which was formerly Section 7(6), is hereby deleted in its entirety, and the following paragraph is substituted in lieu thereof:

            (f)    Termination Upon a Change of Control. Officer shall be entitled to terminate his employment at any time during the 180 day period following a Change of Control (as defined) and shall in such event be entitled to (i) those payments and rights provided under Section 7(d) as though the termination has been initiated by Employer without cause pursuant to Section 7(c), and (ii) a Gross-Up Payment (as defined), to the extent provided by the second paragraph of this Section 7(f). For purposes of this Agreement, the term "Change of Control" shall mean the occurrence of any of the following events: (a) the acquisition after the date of this Agreement, in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3(a)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) by any person or entity (other than Officer) or group of persons or entities (other than Officer) who constitute a group (within the meaning of Section 13(d)(3) of the Exchange Act) of any securities of Employer such that as a result of such acquisition such person or entity or group beneficially owns (within the meaning of Rule 13d-3(a)(1) under the Exchange Act) more than 50% of Employer's then outstanding voting securities entitled to vote on a regular basis for a majority of the Board; or (b) the sale of all or substantially all of the assets of Employer (including, without limitation, by way of merger, consolidation, lease or transfer) in a transaction where Employer or the holders of common stock of Employer do not receive (i) voting securities representing a majority of the voting power entitled to vote on a regular basis for the Board of Directors of the acquiring entity or of an affiliate that controls the acquiring entity or (ii) securities representing a majority of the equity interests in the acquiring entity or of an affiliate that controls the acquiring entity; or (c) any other event constituting a "Change in Control" under the Caremark Rx, Inc. 1998 Stock Option Plan.

        2.    No Other Amendment. Except as expressly modified by this Amendment, all other terms and conditions of the Employment Agreement shall not be modified or amended and shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

CAREMARK RX, INC.

/s/ Mac Crawford	/s/ Edward L. Hardin, Jr.
Mac Crawford	Edward L. Hardin, Jr.
Chairman and CEO

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SECOND AMENDMENT TO EMPLOYMENT AGREEMENT